Exhibit 99.1

DRAFT

INVO Bioscience Reports Second Quarter 2022 Financial Results

Company to Host Conference Call Today at 4:30pm ET

SARASOTA, Florida, August 15, 2022 — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced financial results for the second quarter ended June 30, 2022 and provided a business update.

Recent Operational Highlights

●	Existing INVO Centers experienced a 20% increase in patient inquiries and consultations compared to the first quarter of 2022, as key activities continue to build.
●	Progressing toward planned openings of additional INVO Centers in Tampa, Florida, Kansas City, Kansas, and the San Francisco Bay Area.
●	In May 2022, signed an exclusive distribution agreement with Onesky Holdings Limited (“Onesky”) for mainland China (excludes Hong Kong, Macau and Taiwan). Onesky will be responsible for registering the product in the country, and upon government approval, will be obligated to purchase minimum quantities of INVOcell totaling approximately $14 million over the subsequent five-year term.
●	Increased U.S.-based expansion opportunities post-Ferring, including both greenfield INVO Centers and potential acquisitions of established fertility clinics.

INVO Acquisition Strategy

Today, INVO also announced its intention to opportunistically pursue acquisitions of established fertility clinics in the U.S. to complement its existing strategy of opening new INVO Centers and to accelerate growth. Since regaining control of INVOcell’s distribution in the U.S., INVO has engaged with over one hundred domestic IVF clinics. These interactions have yielded renewed interest in the adoption of INVOcell and the IVC procedure in existing clinics, led to new INVO Center partnership discussions and generated potential acquisition opportunities. A growing number of like-minded physicians that share INVO’s mission to democratize fertility care are now in discussions with the Company to join forces in expanding access to treatment. Management believes that acquisitions represent a logical extension of the Company’s strategy, as INVO looks to integrate profitable businesses run by established and successful physicians. Furthermore, acquisitions would allow INVO the opportunity to fully implement INVOcell and the IVC procedure within an acquired IVF center, which, in turn, would help to support the Company’s distribution business. In the pursuit of this strategy, INVO is entertaining potential acquisitions and recently signed a non-binding letter for one specific opportunity. INVO and the key principals are working to consummate the acquisition and are developing a plan to incorporate INVOcell and the IVC procedure into the clinic’s existing operations with a goal of further growing revenue and earnings. Such implementation is not expected to require significant investment since IVC procedures can be added without additional equipment, space and/or human resources. The Company also executed a non-binding letter of intent with a lender to provide non-dilutive funding payable to close the transaction.

Management Commentary

“During the last few months, we have focused on driving improved operational performance at our existing INVO Centers and advancing the opening of new locations, while simultaneously exploring acquisition opportunities that would help add immediate and significant scale to our overall operations and accelerate our path to profitability,” commented Steve Shum, CEO of INVO. “In our existing clinics, we continue to see growing volume in patient inquiries and consultations, a leading indicator of future IVC cycles. Based on current cycle expectations, we are anticipating third quarter clinic revenue to increase significantly compared to our second quarter results. We are actively working within our U.S. distribution business and with international partners to enhance end-market awareness and to obtain necessary regulatory approval in key markets, such as China.”

“On the acquisition front, we are excited by the prospect of bringing one or more established and profitable fertility centers into our operations,” Shum expanded. “The practitioners we are in discussion with share our vision of leveraging the INVOcell solution to expand access to fertility and agree with our position that IVF and IVC are complementary to one another.”

Financial Results

Revenue for the three months ended June 30, 2022, was approximately $146,000 compared to approximately $208,000 for the three months ended June 30, 2021. Of the $146,000 in revenue for the second quarter of 2022, approximately $112,000 was related to clinic revenue from the consolidated INVO Center in Atlanta. The decrease of approximately $62,000, or approximately 30%, was related to the loss of Ferring licensing revenue from the same period in 2021, offset by the Atlanta clinic revenue.

Gross margins were approximately 46% and 93% for the three months ended June 30, 2022, and 2021, respectively. The decrease in gross margin reflects both the lack of Ferring license revenue in the second quarter of 2022 compared to the same period in 2021, as well as consolidated INVO Center cost of goods sold expenses.

Selling, general and administrative expenses for the three months ended June 30, 2022, were approximately $2.6 million compared to approximately $2.0 million for the three months ended June 30, 2021. The increase of approximately $0.6 million, or approximately 25%, was primarily the result of approximately $0.2 million in increased expenses related to the operations of the consolidated Atlanta clinic, approximately $0.3 million in increased personnel expenses, and $0.1 million in marketing activities. Non-cash, stock-based compensation expense in the period was $0.1 million, compared to $0.2 million for the same period in the prior year.

R&D expenses were approximately $0.2 million and $0.03 million for the three months ended June 30, 2022, and June 30, 2021, respectively.

Loss from equity investments for the three months ended June 30, 2022, was approximately $0.1 million compared to $0 for the three months ended June 30, 2021. The increase in loss is due to the investment in Alabama and Mexico JVs becoming operational in the second half of 2021.

Other income was $0 for the three months ended June 30, 2022, compared to approximately $0.2 million for the three months ended June 30, 2021. The decrease was the result of the extinguishment of our Paycheck Protection Program note and related interest being forgiven in 2021.

Interest expense and financing fees were approximately $102 for the three months ended June 30, 2022, compared to approximately $91,000 for the three months ended June 30, 2021. The expense in 2021 was primarily non-cash and due to the debt discount, debt issuance cost and interest from convertible notes which have now been fully amortized.

Adjusted EBITDA (see Adjusted EBITDA Table) for the three months ended June 30, 2022, was $(2.2) million, which included $0.25 million loss attributable to our joint ventures, compared to adjusted EBITDA of $(1.3) million for the quarter ended June 30, 2021.

As of June 30, 2022, the Company had approximately $2.0 million in cash.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

INVO has scheduled a conference call for Monday, August 15, 2022, at 4:30 pm ET (1:30 pm PT) to review these results and recent events. Interested parties can access the conference call by dialing (833) 756-0861 or (412) 317-5751 or can listen via a live Internet webcast at https://app.webinar.net/LARy8Ay8DBw, which is also available in the Investor Relations section of the Company’s website at https://www.invobioscience.com/investors/ . A teleconference replay of the call will be available through August 22, 2022, at (877) 344-7529 or (412) 317-0088, confirmation # 2909191. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.invobioscience.com/investors/ for 90 days.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

INVO Bioscience

Steve Shum, CEO

978-878-9505

sshum@invobio.com

Investor Contact

Lytham Partners, LLC

Robert Blum

602-889-9700

INVO@lythampartners.com

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